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                                                                Exhibit 11



                              GIANT GROUP, LTD.

               Statement Re: Computation of Per Share Earnings

                                  ----------


                                    1994            1993            1992
                                    ----            ----            ----

Net income (loss)               $20,471,000     $(2,639,000)    $(6,098,000)
Interest expense reduction,
  net of tax (2)                    342,000           -               -
                                -----------     -----------     -----------
Income (loss) attributable
  to common shares               20,813,000     $(2,639,000)    $(6,098,000)
                                ===========     ===========     ===========
Weighted average number
  of common shares (1)            6,463,000       5,180,000     $ 5,189,000
                                ===========     ===========     ===========
Primary earnings (loss)
  per common share                    $3.22           $(.51)         $(1.18)
                                ===========     ===========     ===========


(1) Assumes issuance of common shares for exercise of outstanding common stock options in 1994.

(2) Reduction of interest expense, net of tax relates to assumed retirement of debt with option exercise proceeds in excess of that amount required to retire twenty percent of the Company's outstanding stock in 1994.